Free Writing Prospectus pursuant to Rule 433 dated January 19, 2022

Registration Statement No. 333-253421

Digital Buffered Basket-Linked Notes due

OVERVIEW

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date is based on the performance of an unequally-weighted basket comprised of the common stock, common shares or ordinary shares (basket stocks) of 67 companies as measured from the trade date to and including the determination date.

The initial basket level is 100 and the final basket level will equal the sum of the products, as calculated for each basket stock, of: (i) its final stock price on the determination date divided by its initial stock price multiplied by (ii) its initial weighted value.

If the final basket level on the determination date is greater than or equal to 90% of the initial basket level, you will receive the maximum settlement amount (expected to be between $1,063.8 and $1,074.9 for each $1,000 face amount of your notes (set on the trade date)). If the final basket level is greater than or equal to the initial basket level, you will not receive more than the maximum settlement amount, regardless of how much the final basket level increases as compared to the initial basket level.

If the final basket level declines by more than 10% from the initial basket level, the return on your notes will be negative and you will lose approximately 1.1111% of the face amount of your notes for every 1% that the final basket level has declined below 90% of the initial basket level. You could lose a significant portion of the face amount of your notes.

You should read the accompanying preliminary prospectus supplement dated January 18, 2022, which we refer to herein as the accompanying preliminary prospectus supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

Key Terms
CUSIP/ISIN:	40057KTW3 / US40057KTW35
Company (Issuer):	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Basket:	an unequally-weighted basket comprised of 67 basket stocks
Basket Stocks	the 67 common stocks listed under “About the Basket” below.
Basket stock issuer:	with respect to a basket stock, the issuer of such basket stock as then in effect
Trade date:
Settlement date:	expected to be the fifth scheduled business day following the trade date
Determination date:	a specified date that is expected to be between 13 and 15 months following the trade date
Stated maturity date:	a specified date that is expected to be the second scheduled business day after the determination date
Hypothetical Payment amount AT Maturity*

Hypothetical Final Basket Level (as a % of the Initial Basket Level)	Hypothetical Payment Amount at Maturity (as a % of Face Amount)
200.000%	106.380%
175.000%	106.380%
150.000%	106.380%
125.000%	106.380%
110.000%	106.380%
100.000%	106.380%
98.000%	106.380%
95.000%	106.380%
90.000%	106.380%
75.000%	83.333%
50.000%	55.556%
25.000%	27.778%
0.000%	0.000%
*assumes a maximum settlement amount of $1,063.8

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the basket, the terms of the notes and certain risks.

Payment amount at maturity (for each $1,000 face amount of your notes)

●if the basket return is greater than or equal to -10% (the final basket level is greater than or equal to 90% of the initial basket level), the maximum settlement amount; or

●if the basket return is negative and is below -10% (the final basket level is less than the initial basket level by more than 10%), the sum of (i) $1,000 plus (ii) the product of (a) the buffer rate of approximately 111.11% times (b) the sum of the basket return plus 10% times (c) $1,000.

Initial basket level:	100
Initial weighted value:	for each of the basket stocks, the product of the initial weight of such basket stock in the basket times the initial basket level.
Final basket level:	the closing level of the basket on the determination date
Closing level of the basket:

on any trading day, the sum of, for each of the basket stocks: the product of (i) the quotient of (a) the closing price of such basket stock on such trading day divided by (b) the initial stock price of such basket stock times (ii) the initial weighted value of such basket stock

Initial stock price:

for each of the basket stocks, set on the trade date and may be higher or lower than the actual closing price of the basket stock on that date, as determined by the calculation agent in its sole discretion

Final stock price:	for each of the basket stocks, the closing price of such basket stock on the determination date
Basket return:	the quotient of (i) the final basket level minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage
Buffer rate:	the quotient of the initial basket level divided by 90% of the initial basket level, which equals approximately 111.11%
Threshold settlement amount:	expected to be between $1,063.8 and $1,074.9
Maximum settlement amount:	the threshold settlement amount
Estimated value range:	$940 to $970 (which is less than the original issue price; see accompanying preliminary prospectus supplement)

ABOUT THE BASKET

The following table lists the basket stocks and related information, including their corresponding Bloomberg tickers, primary listings, initial weights in the basket, initial weighted values and initial stock prices. The initial stock prices will not be determined until the trade date. Each of the basket stock issuers faces its own business risks and other competitive factors. All of those factors may affect the basket return, and, consequently, the amount payable on your notes, if any, on the stated maturity date. Our offering of the notes does not constitute our recommendation or the recommendation of our affiliates to invest in the basket, any basket stock or the notes. You should make your own investigation of the basket stocks and the basket stock issuers and whether to obtain exposure to the basket through an investment in the notes.

Basket Stock	Current Bloomberg Ticker	Type of Security	Current Primary Listing	Initial Weight in the Basket	Initial Weighted Value	Initial Stock Price (USD)
AGCO Corporation	AGCO	Common Stock	New York Stock Exchange	1.28%	1.28
Allison Transmission Holding, Inc.	ALSN	Common Stock	New York Stock Exchange	0.80%	0.80
Archer-Daniels-Midland Company	ADM	Common Stock	New York Stock Exchange	1.61%	1.61
Armstrong World Industries, Inc.	AWI	Common Stock	New York Stock Exchange	0.73%	0.73
Ashland Global Holdings Inc.	ASH	Common Stock	New York Stock Exchange	1.15%	1.15
AutoNation, Inc.	AN	Common Stock	New York Stock Exchange	1.28%	1.28
AutoZone, Inc.	AZO	Common Stock	New York Stock Exchange	2.18%	2.18

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the basket, the terms of the notes and certain risks.

Bank of America Corporation	BAC	Common Stock	New York Stock Exchange	2.54%	2.54
Burlington Stores, Inc.	BURL	Common Stock	New York Stock Exchange	1.19%	1.19
Carter's, Inc.	CRI	Common Stock	New York Stock Exchange	1.07%	1.07
Caterpillar Inc.	CAT	Common Stock	New York Stock Exchange	1.36%	1.36
Celanese Corporation	CE	Common Stock	New York Stock Exchange	1.64%	1.64
Chipotle Mexican Grill, Inc.	CMG	Common Stock	New York Stock Exchange	1.36%	1.36
Citizens Financial Group, Inc.	CFG	Common Stock	New York Stock Exchange	2.44%	2.44
Clean Harbors, Inc.	CLH	Common Stock	New York Stock Exchange	0.57%	0.57
Colfax Corporation	CFX	Common Stock	New York Stock Exchange	0.85%	0.85
Constellation Brands, Inc.	STZ	Class A Common Stock	New York Stock Exchange	1.43%	1.43
Deere & Company	DE	Common Stock	New York Stock Exchange	1.46%	1.46
Domino's Pizza, Inc.	DPZ	Common Stock	New York Stock Exchange	1.68%	1.68
Eaton Corporation plc	ETN	Ordinary Share	New York Stock Exchange	1.72%	1.72
Fifth Third Bancorp	FITB	Common Stock	The Nasdaq Stock Market LLC	2.56%	2.56
Floor & Decor Holdings, Inc.	FND	Class A Common Stock	New York Stock Exchange	1.41%	1.41
FMC Corporation	FMC	Common Stock	New York Stock Exchange	1.36%	1.36
Genuine Parts Company	GPC	Common Stock	New York Stock Exchange	1.74%	1.74
Graco Inc.	GGG	Common Stock	New York Stock Exchange	1.23%	1.23
Hanesbrands Inc.	HBI	Common Stock	New York Stock Exchange	1.20%	1.20
Honeywell International Inc.	HON	Common Stock	New York Stock Exchange	1.38%	1.38
Huntington Ingalls Industries, Inc.	HII	Common Stock	New York Stock Exchange	1.39%	1.39
Huntsman Corporation	HUN	Common Stock	New York Stock Exchange	1.17%	1.17
IDEX Corporation	IEX	Common Stock	New York Stock Exchange	1.48%	1.48
Illinois Tool Works Inc.	ITW	Common Stock	New York Stock Exchange	1.57%	1.57
International Paper Company	IP	Common Share	New York Stock Exchange	1.27%	1.27
ITT Inc.	ITT	Common Stock	New York Stock Exchange	0.78%	0.78
Jacobs Engineering Group, Inc.	J	Common Stock	New York Stock Exchange	1.51%	1.51
Johnson Controls International plc	JCI	Ordinary Share	New York Stock Exchange	1.83%	1.83
JPMorgan Chase & Co.	JPM	Common Stock	New York Stock Exchange	2.30%	2.30
lululemon athletica inc	LULU	Common Stock	The Nasdaq Stock Market LLC	1.36%	1.36
Masco Corporation	MAS	Common Stock	New York Stock Exchange	1.61%	1.61
McDonald's Corporation	MCD	Common Stock	New York Stock Exchange	1.58%	1.58
MetLife, Inc.	MET	Common Stock	New York Stock Exchange	2.26%	2.26

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the basket, the terms of the notes and certain risks.

Morgan Stanley	MS	Common Stock	New York Stock Exchange	2.62%	2.62
Olin Corporation	OLN	Common Stock	New York Stock Exchange	1.31%	1.31
O'Reilly Automotive, Inc.	ORLY	Common Stock	The Nasdaq Stock Market LLC	1.90%	1.90
Oshkosh Corporation	OSK	Common Stock	New York Stock Exchange	1.53%	1.53
Packaging Corporation of America	PKG	Common Stock	New York Stock Exchange	1.28%	1.28
Parker-Hannifin Corporation	PH	Common Share	New York Stock Exchange	1.49%	1.49
Pool Corporation	POOL	Common Stock	The Nasdaq Global Select Market	2.02%	2.02
Ralph Lauren Corporation	RL	Class A Common Stock	New York Stock Exchange	1.30%	1.30
Raymond James Financial, Inc.	RJF	Common Stock	New York Stock Exchange	2.66%	2.66
Regions Financial Corporation	RF	Common Stock	New York Stock Exchange	2.39%	2.39
Republic Services, Inc.	RSG	Common Stock	New York Stock Exchange	1.87%	1.87
Rockwell Automation, Inc.	ROK	Common Stock	New York Stock Exchange	1.73%	1.73
Roper Technologies, Inc.	ROP	Common Stock	New York Stock Exchange	1.53%	1.53
Stericycle, Inc.	SRCL	Common Stock	The Nasdaq Global Select Market	0.50%	0.50
Sylvamo Corporation	SLVM	Common Stock	New York Stock Exchange	0.07%	0.07
Sysco Corporation	SYY	Common Stock	New York Stock Exchange	1.31%	1.31
The Gap, Inc.	GPS	Common Stock	New York Stock Exchange	0.94%	0.94
The Mosaic Company	MOS	Common Stock	New York Stock Exchange	1.85%	1.85
The PNC Financial Services Group, Inc.	PNC	Common Stock	New York Stock Exchange	2.51%	2.51
The Timken Company	TKR	Common Share	New York Stock Exchange	1.22%	1.22
The Wendy’s Company	WEN	Common Stock	The Nasdaq Stock Market LLC	1.46%	1.46
United Rentals, Inc.	URI	Common Stock	New York Stock Exchange	1.47%	1.47
Univar Solutions Inc.	UNVR	Common Stock	New York Stock Exchange	0.46%	0.46
US Foods Holding Corp.	USFD	Common Stock	New York Stock Exchange	1.27%	1.27
V.F. Corporation	VFC	Common Stock	New York Stock Exchange	1.15%	1.15
WestRock Company	WRK	Common Stock	New York Stock Exchange	1.34%	1.34
Xylem Inc.	XYL	Common Stock	New York Stock Exchange	1.49%	1.49

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the basket, the terms of the notes and certain risks.

ABOUT YOUR NOTES

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement and preliminary prospectus supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement and preliminary prospectus supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement and preliminary prospectus supplement if you so request by calling (212) 357-4612.

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●	Preliminary prospectus supplement dated January 18, 2022
●	Prospectus supplement dated March 22, 2021
●	Prospectus dated March 22, 2021

RISK FACTORS

An investment in the notes is subject to risks. Many of the risks are described in the accompanying preliminary prospectus supplement, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Additional Risk Factors Specific to Your Notes” in the accompanying preliminary prospectus supplement as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary prospectus supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

▪	The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
▪	The Amount Payable on Your Notes Is Not Linked to the Level of the Basket at Any Time Other Than the Determination Date
▪	You May Lose Your Entire Investment in the Notes
▪	Your Notes Do Not Bear Interest
▪	The Potential for the Value of Your Notes to Increase Will Be Limited
▪	We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price
▪

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

▪	As of the Date of this Prospectus Supplement, There is No History for the Closing Levels of the Basket
▪	Past Basket Stock Performance is No Guide to Future Performance
▪	Hypothetical Past Basket Performance is No Guide to Future Performance
▪	There is Limited Hypothetical Historical Information About the Basket
▪	The Return on Your Notes Will Not Reflect Any Dividends Paid on the Basket Stocks
▪	The Market Value of Your Notes May Be Influenced By Many Unpredictable Factors
▪	In Some Circumstances, the Payment You Receive On the Notes May Be Based On the Securities of Another Company and Not the Issuer of a Basket Stock
▪	The Lower Performance of One or More Basket Stocks May Offset an Increase in the Other Basket Stocks
▪	Your Notes are Linked to the Basket Stocks and Therefore the Price Movements of Those Stocks
▪	If the Level of the Basket Changes, the Market Value of Your Notes May Not Change in the Same Manner
▪	There is No Affiliation Between the Basket Stock Issuers and Us and We Are Not Responsible for Any Disclosure By Any of the Basket Stock Issuers
▪	As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes, When Your Notes Mature, and the Amount You Receive at Maturity
▪	Your Notes May Not Have an Active Trading Market
▪	You Have Limited Anti-Dilution Protection
▪	You Have No Shareholder Rights or Rights to Receive Any Basket Stock
▪	The Calculation Agent Can Postpone the Determination Date If a Market Disruption Event or Non-Trading Day With Respect to Any Basket Stock Occurs

Risks Related to Conflicts of Interest

▪

Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

▪	Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes
▪	Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

▪

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Basket Stock Issuers or Other Entities That Are Involved in the Transaction

▪	The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties
▪	Other Investors in the Notes May Not Have the Same Interests as You

Risks Related to Tax

▪	Certain Considerations for Insurance Companies and Employee Benefit Plans
▪	The Tax Consequences of an Investment in Your Notes Are Uncertain
▪

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪	The Return on Indexed Notes May Be Below the Return on Similar Securities
▪	The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪	An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪	An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪	We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪	Information About an Index or Indices May Not Be Indicative of Future Performance
▪	We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪	The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪	The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.